INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of CBRL Group, Inc. on Form S-8 of our report dated September 10, 2003 (which report expresses an unqualified opinion, includes an explanatory paragraph relating to the Company changing the method in which it accounts for goodwill and other intangible assets effective August 4, 2001 and is dated September 25, 2003 as to Note 13) appearing in the Annual Report on Form 10-K of CBRL Group, Inc. for the year ended August 1, 2003.

/s/ Deloitte & Touche

Nashville, Tennessee
December 18, 2003